Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG Systems, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG SYSTEMS PREVIEWS 2006 FIRST QUARTER RESULTS

Dallas, TX April 28, 2006 – Digital Generation Systems, Inc. (‘DG Systems’ or the ‘Company’), (NASDAQ: DGIT), the leading provider of digital media advertising services to the advertising and broadcast industries, today provided a preliminary preview of financial results for the first quarter ended March 31, 2006.

While DG Systems has not completed its quarterly report on Form 10-Q for the period ended March 31, 2006, DG Systems is filing the preliminary 2006 first quarter results in an amendment to its Registration Statement on Form S-4, with the Securities and Exchange Commission, relating to DG Systems’ December 2005 agreement to merge with FastChannel Network, Inc. DG Systems will report its actual financial results for the 2006 first quarter in May.

For the three months ended March 31, 2006, DG Systems expects to report consolidated revenues of approximately $14.2 - $14.4 million, compared to consolidated revenues of $15.7 million in the year-ago first quarter and $14.4 million in the 2005 fourth quarter.

DG Systems expects the first quarter of 2006 to represent its third period of sequential quarterly EBITDA (earnings before interest, taxes, impairment, restructuring, depreciation and amortization) improvements. DG Systems expects 2006 first quarter EBITDA to be between $3.2 million and $3.5 million. DG Systems reported EBITDA of $3.6 million in the first quarter of 2005 (which benefited from a one-time $0.5 million operating expense reduction) and EBITDA of $2.7 million in the 2005 fourth quarter.

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For the first quarter ended March 31, 2006, DG Systems expects to report its third sequential quarterly operating expense reduction reflecting the Company’s integration of acquired entities through planned headcount reductions, office consolidations and eliminating duplicative functions.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, commented, “The anticipated first quarter results indicate that the capital investments we have made in research and development together with the acquisitions of several competitors and complementary ventures are progressing very well. We expect to have an encouraging report when the numbers are finalized.”

DG Systems expects to report actual 1Q ‘06 results during the second week of May. Details of the conference call and simultaneous webcast will be provided at a later time.

EBITDA Definition

EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization. Although EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (‘GAAP’), the Company believes they may be useful to an investor in evaluating its performance. However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including its financial results. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business is set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2006.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,900 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December, 2005, DG entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to approvals, is expected to close in the second quarter of 2006.

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